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                                                                   Exhibit 99.1



                                                          [NATIONAL STEEL LOGO]
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                                                     National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN  46545-3440
News Release

Media Contact:                 Ronald B. Freeman
                               574-273-7559

Analyst / Investor Contact:    William E. McDonough
                               574-273-7414

                NATIONAL STEEL ANNOUNCES OPTION AGREEMENT BETWEEN

               UNITED STATES STEEL CORPORATION AND NKK CORPORATION

         Mishawaka, Indiana, January 17, 2002 - National Steel Corporation (NYSE: NS) announced today that it has entered into an Option Agreement with NKK Corporation, its majority stockholder, and United States Steel Corporation (NYSE: X). Under the terms of the Option Agreement, NKK has granted U.S. Steel an option to purchase all of its National Steel stock, which represents approximately 53% of National Steel's outstanding shares, and has agreed to restructure a $100 million loan previously made to National Steel by an NKK subsidiary. The option expires on June 15, 2002.

         If the option is exercised, NKK will receive warrants to purchase 4,000,000 shares of U.S. Steel common stock in exchange for its National Steel shares. The warrants will be exercisable through June 2007 at a price equal to 150% of the average closing price for U.S. Steel's stock during a 60-day period prior to the issuance of the warrants. If the option is exercised, the NKK subsidiary loan to National Steel would be restructured into an unsecured, non-interest bearing $30 million note, with a twenty year term, convertible into 1,000,000 shares of U.S. Steel common stock. In addition, if the option is exercised, U.S. Steel will offer to acquire the remaining shares of National Steel in exchange for either warrants with no less value that those provided to NKK or U.S. Steel stock based upon an exchange ratio of 0.086 shares of U.S. Steel stock for each share of National Steel stock. The option of National Steel's minority stockholders to receive warrants will only be available if a sufficient number of those stockholders elect to receive warrants so that the warrants may be listed on the New York Stock Exchange.

         As part of the Option Agreement, U.S. Steel and National Steel have agreed to begin negotiation of a transaction pursuant to which U.S. Steel would acquire National Steel through a merger with a newly-formed U.S. Steel subsidiary. The merger would be part of the recently announced goal of achieving significant consolidation in the domestic integrated steel industry.

     Hisashi Tanaka, National Steel's Chairman and Chief Executive Officer, said "We know we have a lot of hard work ahead of us to complete this transaction. In light of the adverse conditions affecting the Company and the domestic steel industry, we believe that exploring a possible combination with U.S. Steel is in the best interests of all of the Company's stakeholders at this time."

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         National Steel indicated that its board of directors had appointed a special committee of independent directors in December to evaluate a possible transaction with U.S. Steel. Following its review, the special committee unanimously recommended that National Steel enter into the Option Agreement and pursue further discussions with U.S. Steel. The special committee will continue to actively participate in negotiations with U.S. Steel and will recommend to National Steel's full board what action, if any, it should take with respect to any definitive merger agreement with U.S. Steel. National Steel said that it did not expect to conclude negotiations regarding a merger agreement until U.S. Steel completes a review of National Steel's business, a process that is expected to require several weeks.

         Although U.S. Steel has the ability to exercise the option at any time during its term, National Steel understands that U.S. Steel does not currently intend to exercise the option or to consummate a merger with National Steel unless a number of significant conditions are satisfied. Some of these conditions would include approval of a strong remedy in connection with the pending proceedings under Section 201 of the Trade Act of 1974, enactment of a program sponsored by the federal government to provide relief from a significant portion of the steel industry's retiree legacy liabilities, a new contract with the United Steel Workers of America to provide labor cost savings and efficiencies, approval by the relevant antitrust authorities and a substantial restructuring of National Steel's existing debt and other obligations. Although preliminary discussions have been held with certain of the affected parties regarding these matters, there can be no assurance that understandings will be reached that would permit a combination of U.S. Steel and National Steel to be completed.

         All statements contained in this release, other than historical information, are forward-looking statements. Completion of the possible transaction described in this release is subject to significant risks and uncertainties and there can be no assurance that a definitive merger agreement will be entered into or that a merger transaction involving U.S. Steel and National Steel will be completed. In addition, a variety of factors, including factors affecting the steel industry generally, are expected to affect the Company's future business operations, prospects and financial condition. Additional information concerning certain of these factors is available in the Company's Form 10-K for the year ended December 31, 2000 and its Form 10-Q for the quarter ended September 30, 2001.

         Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,400 employees. Please visit the National Steel's web site at www.nationalsteel.com for more information on the Company and its products and facilities.